SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

iPass, Inc.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

46261V108 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 46261V108	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON APV Technology Partners II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 94-3274676
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,807,265
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 1,807,265
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,807,265
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.97%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 46261V108	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON APV Technology Partners, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 94-3233350
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 805,281
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 805,281
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 805,281
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.25%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 46261V108	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON APV Technology Partners U.S., L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 94-3238613
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 201,323
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 201,323
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 201,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .31%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 46261V108	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON WPS, L.L.C. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 77-0399961
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 57,033
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 57,033
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,033
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .08%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 46261V108	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON APV Management Co. II, LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 94-3274613
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 46261V108	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON APV Management Co., LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 77-0408197
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,385
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 2,385
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 46261V108	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON Peter G. Bodine S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 100,000
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 100,000
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.05%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 46261V108	13G	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON William J. Stewart S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 46261V108	13G	Page 10 of 15 Pages

1	NAME OF REPORTING PERSON Spencer C. Tall S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 46261V108	13G	Page 11 of 15 Pages

Item 1.	(a)	Name of Issuer: iPass, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 3800 Bridge Parkway Redwood Shores, California

Item 2.	(a)

Name of Person Filing:

APV Technology Partners II, L.P., APV Technology Partners L.P., APV Technology Partners U.S., L.P., WPS, L.L.C., Mr. Peter G. Bodine

APV Management Co. II, LLC is the General Partner of APV Technology Partners II, L.P. APV Management Co., LLC is the General Partner of APV Technology Partners, L.P. and APV Technology Partners U.S., L.P. Mr. William J. Stewart, Mr. Peter G. Bodine and Mr. Spencer C. Tall are each Managing Members of APV Management Co. II, LLC., APV Management Co., LLC. and WPS, LLC.

	(b)	Address of Principal Business Office or, if none, Residence: 2370 Watson Court, Suite 200 Palo Alto, CA 94303

	(c)	Citizenship: U.S.A.

	(d)	Title of Class Securities: Common Stock

	(e)	CUSIP Number: 46261V108

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        Not applicable.

Item 4.	Ownership

        SEE ROWS 5 THROUGH 11 OF COVER PAGES

Shares beneficially owned by Mr. Peter G. Bodine include options to purchase an aggregate of 100,000 shares which will be fully vested and exercisable within 60 days of February 14, 2006.

Item 5.	Ownership of Five Percent or Less of a Class

        Not applicable.

CUSIP No. 46261V108	13G	Page 12 of 15 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not Applicable.

Item 8.	Identification and Classification of Members of the Group Not applicable.

Item 9.	Notice of Dissolution of Group Not applicable.

Item 10.

Certification

By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46261V108	13G	Page 13 of 15 Pages

SIGNATURE

After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006

APV Technology Partners II, L.P.		APV Technology Partners, L.P.

By:	APV Management Co. II, LLC, its General Partner	By:	APV Management Co., LLC, its General Partner

By:	Managing Members	By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart
	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodine
	Peter G. Bodine		Peter G. Bodine

	/s/ Spencer C. Tall		/s/ Spencer C. Tall
	Spencer C. Tall		Spencer C. Tall

APV Technology Partners, L.P.

By:	APV Management Co., LLC, its General Partner	WPS, LLC

By:	Managing Members	By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart
	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodine
	Peter G. Bodine		Peter G. Bodine

	/s/ Spencer C. Tall		/s/ Spencer C. Tall
	Spencer C. Tall		Spencer C. Tall

CUSIP No. 46261V108	13G	Page 14 of 15 Pages

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated February 14, 2006, among the signatories to this Schedule 13G.